Exhibit 99.1

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

Orient Paper Inc. Announces Third Quarter 2011 Unaudited Results

BAODING, Hebei, China – November 9, 2011, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced unaudited financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights

•	Revenue increased 61.2% year-over-year to $37.1 million

•	Gross profit increased 109.2% year-over-year to $8.0 million with gross margin of 21.6%

•	Operating income rose 176.5% year-over-year to $7.5 million, with operating margin of 20.3%

•	Net income increased 207.9% year-over-year to $5.4 million, or $0.30 per fully diluted share

“Our strong performance in the third quarter reflects the continued favorable pricing trends driven by strong market demand and regional shortage in supply of paper products. During the third quarter, we completed installation of the paper manufacturing equipment and activated the new power station for our new 360,000 tons corrugated medium paper production line. Currently, we are conducting extensive testing procedures on our new production line and expect to begin commercial production in the fourth quarter of 2011,” commented Mr. Liu.

“We believe the launch of this new production line will mark an important milestone for Orient Paper and will make meaningful contributions to our revenue, profitability and market share growth in the year 2012 and beyond.”

Third Quarter 2011 Financial Results

For the quarter ended September 30, 2011, revenue was $37.1 million, an increase of 61.2% from $23.0 million for the same period last year. The year-over-year substantial increase in revenue was mainly attributable to (1) lower production quantity in the third quarter 2010, due to the installation of new boilers to replace the two old ones, (2) the increase in average selling prices (ASP) for offset printing paper and corrugated medium paper products and (3) a regional shortage in paper products supply, caused by government mandated closure of paper mills in 2010 and 2011. In addition, higher revenue contribution from the digital photo paper lines also contributed to the revenue growth in the third quarter of 2011.

Revenue from corrugating medium paper amounted to $10.7 million in the third quarter of 2011, representing an increase of 75.3% compared to $6.1 million in the year ago period. The Company sold 25,989 tons of corrugating medium paper, up 33.6% from 19,452 tons sold in the year ago period. The ASP for corrugating medium paper rose 31.1% from $315/ton in the third quarter of 2010 to $413/ton in the third quarter of 2011 as a result of increasing customer demand and regional shortage in supply of paper products.

Revenue from medium-grade offset printing paper was $24.4 million for the three months ended September 30, 2011, up 56.3% from $15.6 million for the comparable period in 2010. Orient Paper sold 29,653 tons of medium-grade offset printing paper in the third quarter of 2011 compared to 21,374 tons sold in the year ago period. The ASP of offset printing paper products increased 12.6% from $729/ton in the third quarter of 2010 to $821/ton in the third quarter of 2011. During the third quarter of 2011, the Company recorded $5.0 million in revenue from sales of offset printing paper finished goods purchased from third-party vendors pursuant to the printing paper supply agreements with these vendors.

Revenue from the Company’s digital photo paper products, which were introduced in March 2010, was $2.0 million, or 5.3% of total revenue during the third quarter of 2011, versus $1.3 million for the comparable period a year ago. In the third quarter of 2011, the Company sold a total of 496 tons of digital photo paper, significantly higher than 304 tons sold in the year ago period.

Gross profit was $8.0 million in the three months ended September 30, 2011, up 109.2% from $3.8 million for the same period last year. Gross profit margin was 21.6% compared to 16.6% in the same period last year. The significant increase in gross profit was primarily attributable to the low production output in the third quarter of 2010. The increase in gross profit margin was mainly due to the year over year increase in ASP of the Company’s products and higher ASPs realized in year 2011. Gross margin for corrugating medium paper for the third quarter was 27.6%, substantially higher than the 15.9% for the third quarter of 2010. Gross margin for total offset printing paper was 18.1% in the third quarter of 2011 compared to 15.9% for the same period in 2010. Gross margin of digital photo paper declined to 32.1% for the third quarter of 2011 compared to 36.0% in the year ago period as a result of the Company’s strategic decision to adopt a competitive pricing strategy to increase its market share and gross profit, which rose from $0.46 million in the three months ended September 30, 2010 to $0.63 million in the comparable period in year 2011.

Selling, general and administrative expenses declined 57.4% to $0.5 million, as compared to $1.1 million in the third quarter of 2010. The decline in SG&A expenses was primarily attributable to third quarter 2010 professional service fees incurred in connection with an independent internal investigation and a litigation of the shareholder class action.

Operating income increased 176.5% to $7.5 million from $2.7 million in the third quarter of 2010.

Net income was $5.4 million in the third quarter of 2011, up 207.9% from $1.8 million in the same period last year. Basic and diluted earnings per share for the third quarter of 2011 were $0.30 compared to $0.10 for the same period a year ago.

Nine Months ended September 30, 2011 Results

Revenue for the first nine months of 2011 was $111.8 million, up 27.5% from revenue of $87.7 million for the first nine months of 2010. Gross profit was $24.6 million, up 38.2% from gross profit of $17.8 million in the comparable period a year ago. Gross margin was 22.0%, up 170 basis points from 20.3% for the prior year period. Operating income was $22.5 million, up 54.6% from $14.5 million in the first nine months of 2010. Net income was $16.1 million, up 57.6% from $10.2 million in the first nine months of 2010. Diluted earnings per share were $0.88 for the first nine months of 2011 compared to $0.60 in the first nine months of 2010.

Financial Condition

As of September 30, 2011, Orient Paper had $4.9 million in cash and cash equivalents, as compared to $11.3 million at the end of 2010. Working capital was $5.2 million at the end of September 30, 2011. The Company had $2.8 million in short-term debt as well as $7.9 million in long term debt. As of September 30, 2011, shareholders’ equity totaled $121.3 million compared to $101.5 million at the end of 2010.

During the nine months ended September 30, 2011, Orient Paper generated net cash flow from operating activities of $21.7 million, representing an increase of $7.6 million, or 54.3%, from $14.1 million for the comparable period in 2010. The Company also used $29.5 million in cash to pay for new property, plant and equipment, mainly related to the construction of its new 360,000 tons per year corrugating medium paper production line.

Business Outlook

Orient Paper is currently carrying out final testing procedures on its new 360,000 tons per annum corrugating medium paper production line and expects to begin commercial production in the fourth quarter of 2011. With the addition of this new production line, the Company’s total annual production capacity will increase more than 145% to reach 608,000 tons and corrugating medium paper production capacity will increase over 200%. The Company expects to ramp up capacity utilization of the new corrugating paper line over the next few quarters.

Due to the delay in beginning production of the new corrugating medium paper line, the Company anticipates the total corrugating medium paper production volume for 2011 to be approximately 111,000 tons to 116,000 tons, of which up to 15,000 tons will be contributed by the new production line.

Accordingly, Orient Paper revised its 2011 guidance with projected revenue for fiscal year 2011 to be between $147 million and $163 million, gross profit of between $32 million and $35 million. However, the Company reaffirmed its guidance for 2011 net income of between $21 million and $23 million, and basic and diluted earnings per share of between $1.16 and $1.28.

Mr. Liu concluded, “With the launch of our new 360,000 tons corrugated medium paper production line, Orient Paper is expected to become one of the top 30 Chinese paper manufacturers in China. We expect the paper manufacturing industry in China to consolidate further over the next few years. The PRC government’s action plan and move toward consolidation in our industry presents a great opportunity for established players with large scale production capacity like Orient Paper. We believe our new large scale paper production line is well positioned to benefit from such industry developments. The more extensive testing and troubleshooting period of our new production line has led us to slightly reduce our annual revenue forecast, while we believe that the tight cost controls on G&A expenses will enable us to maintain our bottom line target for the year. We look forward to achieving a successful fourth quarter and fiscal year 2011 results.”

“I believe Orient Paper's shares are significantly undervalued and represent a sound investment opportunity given recent trading prices and therefore recently announced my intent to purchase shares of our Company's common stock. I strongly believe in the fundamentals of the Company's business and its future growth prospects.”

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Thursday, November 10, 2011, to discuss the 2011 third quarter financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 395 5819. International callers should dial +1 706 643 6986. The conference call ID number is 22739831.

If you are unable to participate in the call at this time, a replay will be available starting on Thursday, November 10, 2011 at 12:00 noon Eastern Time, through Thursday, November 24, 2011. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number for the replay is 22739831.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

– Financial Tables Follow –

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current Assets
Cash and cash equivalents	$4,945,142	$11,348,108
Notes receivable	-	308,539
Accounts receivable (net of allowance for doubtful accounts of $51,216 and $37,535 as of September 30, 2011 and December 31, 2010, respectively)	2,509,577	1,839,235
Inventories	3,699,579	7,422,518
Prepayments and other current assets	302,285	184,723

Total current assets	11,456,583	21,103,123

Prepayment on property, plant and equipment	7,200,438	6,957,258

Property, Plant, and Equipment, net	116,919,303	87,445,960

Total Assets	$135,576,324	$115,506,341

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$2,817,563	$2,873,650
Current portion of long-term debt	-	2,008,530
Loan from related parties	-	2,041,804
Accounts payable	144,686	413,468
Accrued payroll and employee benefits	397,492	336,932
Other payables and accrued liabilities	1,256,416	2,363,686
Income taxes payable	1,680,118	1,717,127

Total current liabilities	6,296,275	11,755,197

Loan from credit union	5,658,605	-
Loan from related parties	2,286,283	2,209,068

Total liabilities	14,241,163	13,964,265

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,350,191 and 18,344,811 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	18,350	18,345
Additional paid-in capital	45,758,020	45,727,656
Statutory earnings reserve	5,661,587	5,661,587
Accumulated other comprehensive income	10,755,315	7,138,233
Retained earnings	59,141,889	42,996,255

Total stockholders' equity	121,335,161	101,542,076

Total Liabilities and Stockholders' Equity	$135,576,324	$115,506,341

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2011 AND 2010
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$37,074,759	$23,006,314	$111,834,364	$87,721,642

Cost of Sales	(29,080,624)	(19,184,629)	(87,259,264)	(69,932,956)

Gross Profit	7,994,135	3,821,685	24,575,100	17,788,686

Selling, General and Administrative Expenses	(461,312)	(1,082,240)	(2,041,277)	(2,159,939)
Loss from Disposal of Property, Plant and Equipment	(460)	(15,566)	(69,628)	(1,098,020)

Income from Operations	7,532,363	2,723,879	22,464,195	14,530,727

Other Income (Expense):
Interest income	7,048	41,384	31,302	130,858
Interest expense	(222,742)	(136,325)	(489,797)	(469,571)

Income before Income Taxes	7,316,669	2,628,938	22,005,700	14,192,014

Provision for Income Taxes	(1,884,909)	(864,710)	(5,860,066)	(3,949,837)

Net Income	5,431,760	1,764,228	16,145,634	10,242,177

Other Comprehensive Income:

Foreign currency translation adjustment	1,161,028	1,512,661	3,617,082	1,840,157

Total Comprehensive Income	$6,592,788	$3,276,889	$19,762,716	$12,082,334

Earnings Per Share:

Basic Earnings per Share	$0.30	$0.10	$0.88	$0.60

Fully Diluted Earnings per Share	$0.30	$0.10	$0.88	$0.60

Weighted Average Number of Shares
Outstanding - Basic	18,350,186	18,344,811	18,349,044	17,128,689
Outstanding - Fully Diluted	18,350,186	18,344,811	18,349,044	17,130,062

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash Flows from Operating Activities:
Net income	$16,145,634	$10,242,177
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,311,618	3,100,465
Loss from disposition of property, plant and equipment	69,628	1,098,021
Allowance for bad debts	12,179	47,028
Stock-based expense for service received	30,369	101,046
Changes in operating assets and liabilities:
Accounts and notes receivable	(294,494)	(1,764,624)
Prepayments and other current assets	(112,098)	240,464
Inventories	3,921,066	(239,070)
Accounts payable	(278,873)	2,339,704
Accrued payroll and employee benefits	49,844	(4,394)
Other payables and accrued liabilities	(1,030,876)	(405,580)
Income taxes payable	(95,535)	(670,062)

Net Cash Provided by Operating Activities	21,728,462	14,085,175

Cash Flows from Investing Activities:
Prepayment/deposit for purchase of property, plant and equipment	(133,314)	(22,592,570)
Purchases of property, plant and equipment	(29,392,070)	(1,194,823)
Proceeds from disposal of property, plant and equipment	748	-

Net Cash Used in Investing Activities	(29,524,636)	(23,787,393)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	200,000
Repayment of related party loans	(2,080,636)	(200,000)
Proceeds from bank loans	8,345,664	880,230
Repayments of bank loans	(4,975,033)	(2,379,626)
Proceeds from public offering of common stock	-	26,570,161
Reclassification of restricted cash to cash and cash equivalents	-	29,105

Net Cash Provided by Financing Activities	1,289,995	25,099,870

Effect of Exchange Rate Changes on Cash and Cash Equivalents	103,213	432,780

Net (Decrease)/ Increase in Cash and Cash Equivalents	(6,402,966)	15,830,432

Cash and Cash Equivalents - Beginning of Period	11,348,108	6,949,953

Cash and Cash Equivalents - End of Period	$4,945,142	$22,780,385

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$512,748	$302,579
Cash paid for income taxes	$5,955,602	$4,619,899

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